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Patrick R. Stobb
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Manley Ford
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TRW Automotive Subsidiary Lucas Industries Limited Receives Consent to Proceed with Tender Offer for its 2020 Bonds
LIVONIA, MICHIGAN, January 18, 2006 — TRW Automotive Holdings Corp. (NYSE: TRW) today announced that its wholly owned subsidiary, Lucas Industries Limited (“Lucas”), has successfully closed its tender offer and will proceed with its previously announced plan to repurchase all of its outstanding GBP 94.6 million 10.875% bonds due 2020.
Lucas has received valid tenders and consents from holders of at least 75% of the outstanding bonds at the tender price of 143% plus accrued interest and an additional consent fee of 2% for bondholders that tendered prior to the January 17 deadline. A bondholders meeting is scheduled for February 1, 2006, where bondholders will pass a resolution providing for Lucas to repurchase the tendered bonds and redeem the bonds that were not tendered at 143% plus accrued interest. Settlement is expected to occur on February 2, 2006, and will be funded with a combination of available cash and existing credit facilities.
Upon the successful completion of the transaction, TRW expects to include a one time pre-tax charge of approximately $60 million for loss on retirement of debt in its first-quarter 2006 results. The mandated financial adviser and dealer manager for the transaction is Dresdner Kleinwort Wasserstein.
About TRW
With 2004 sales of $12.0 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, employs approximately 60,000 people in 24 countries.

TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services.
All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trwauto.com.
Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those contained in forward-looking statements made in this release. Such risks, uncertainties and other important factors which could cause our actual results to differ materially from those contained in our forward-looking statements are set forth herein and in our Report on Form 10-K for the fiscal year ended December 31, 2004 (the “10-K”) and our Reports on Form 10-Q for the quarters ended April 1, July 1 and September 30, 2005, and include: the completion of the tender offer as specified and other risks and uncertainties set forth under “Risk Factors” in the 10-K and in our other SEC filings. We do not intend or assume any obligation to update any of these forward-looking statements.
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